Exhibit 2.4


THE STATE OF TEXAS               ss.
                                 ss.              AGREEMENT OF REORGANIZATION
COUNTY OF PECOS                  ss.

      This Agreement of Reorganization is made and entered into this the _____ day of May, 2003, by and between WIRELESS FRONTIER INTERNET, INC., a Texas corporation (hereinafter referred to as "Buyer") and MOMENTUM ONLINE COMPUTER SERVICES, INC. (hereinafter referred to as "Seller"), and is as follows:

                                 WITNESSETH:

      WHEREAS, Seller is the owner and holder of certain personal property, equipment and assets operated under the name of MOMENTUM ONLINE COMPUTER SERVICES, INC. (the "Business"); and

      WHEREAS, Buyer desires to purchase and acquire certain assets as well as assume certain debts and lease certain assets incidental to the Business in exchange for 436,856 shares (69,214 of which are free trading shares) of Buyers stock.

      NOW, THEREFORE, FOR AND IN CONSIDERATION of the terms and provisions hereof, Seller and Buyer do hereby and herein covenant and agree as follows:

                                       I.
                           PURCHASE AND SALE OF ASSETS

      On the terms and subject to the conditions herein set forth, on the Closing Date (hereinafter defined), Seller shall, and does hereby agree to, convey, transfer, sell and deliver unto Buyer, for the consideration hereinafter provided for, all assets owned, held or claimed by Seller described or referenced in Exhibit "A" (the "Assets") attached hereto including, but not limited to, the user base, the client lists, files and information, itemized equipment, accounts receivable, trademarks, if any, trade name, goodwill, exclusive five year license for the use of the name "Momentum Online" or "Momentum Online Computer Services" or any variation thereof using the word "Momentum," all of Seller's rights under its contracts, licenses and agreements, and any and all other assets or rights used, owned or held in connection with the operation of the business known as "MOMENTUM ONLINE COMPUTER SERVICES, INC." at the locations hereinafter delineated as well as the assumption of the debts delineated in Exhibit "B" attached hereto.

                                      II.
                                 PURCHASE PRICE

      The purchase price for the Assets shall be the exchange of 436, 856 shares of Buyer's stock of which, 64,214 shall be free trading.

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                                      III.
                             EXCHANGE OF SECURITIES

      1. Issuance of Shares. Subject to all of the terms and conditions of this Agreement, Buyer agrees to exchange 436,856 shares in exchange for 100% of the Assets of Seller as set forth in Exhibit "A" and the Liabilities as set forth in Exhibit "B".

      2. Exemption from Registration: The parties hereto intend that Seller's common stock to be issued to Buyer shall be exempt from Registration requirements of the Securities Act of 1933, as amended (the "Act"), and pursuant to applicable state statutes.

      3. Exemption from Taxes. The parties intend this transaction to qualify as a type C reorganization under the Internal Revenue Code of 1986 as amended.

                                      IV.
                                  LEASED ASSETS

      1. Real Property Lease. On the terms and subject to the conditions herein set forth, on the Closing Date, Seller shall, and does hereby agree to, lease to Buyer the real property owned, held or claimed by Seller used in connection with the operation of the Business and located at 1010 Main St, in Blanco, Texas (the "Blanco Property"), for $1,200.00 per month, and Sub Lease the property located at 1614 A, Hwy 281, North, in Marble Falls, Texas (the "Marble Falls Property"), for $1,000.00 per month, pursuant to the terms of the Real Property Leases in substantially the form attached hereto as Exhibit "C" (Real Property Lease).

                                       V.
                             ADJUSTMENTS AT CLOSING

      In addition, Buyer and Seller shall make the following adjustment at closing:

      1. All personal property taxes owed for the year 2003 on the Assets shall be prorated between Seller and Buyer, as the 1st of June, 2003. Buyer shall assume the obligation to pay personal property taxes on the Assets for the tax year 2003 and subsequent years.

      2. At Closing, Seller shall credit Buyer the amount of all monthly prepaid Internet service payments received between April 1 and May 31, 2003 plus any collected applicable Texas Sales Tax, which will have the effect of lowering the cash payable to Seller at Closing.

                                      VI.
                                 TIME OF CLOSING

      1. The Closing Date pursuant to the terms hereof shall be on or before the 1st day of June, 2003, at 2:00 p.m., but effective as of the close of business the 31st day of May, 2003 (the "Closing Date"). The closing shall be held at Strategic Abstract & Title Corporation, 122 N. Main, Fort Stockton, Texas (the "Closing"), unless another time and place are mutually agreed upon by the parties hereto.

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      2. At the Closing, Seller and Buyer shall execute and deliver all documents and payments necessary or desirable to convey to Buyer all right, title or interest in the Assets in form suitable to both Buyer and Seller and Buyer's and Seller's counsel including:

         a. Seller shall prepare and deliver to Buyer leases, ready for execution, for the Blanco Property and the Marble Falls Property.

         b. Seller shall deliver to Buyer any and all Certificates of Title necessary for the transfer of title; if any, of the Assets;

         c. Seller shall deliver to Buyer a five (5) year license agreement for the use of the name" Momentum Online" and any derivation of Seller's name for the benefit of Buyer;

         d. Seller shall provide a UCC search of the records of the Secretary of State of Texas reflecting no liens on the Assets;

         e. Seller shall deliver to Buyer a Bill of Sale in form and substance suitable to convey the Assets; and

         f. Seller shall prepare, and Buyer and Seller shall execute an Assignment of Contracts and Assumption of Debts delineated in Exhibit "E" and Exhibit "B" respectively.

         g. Buyer shall instruct stock transfer agent to issue stock to the Seller as delineated in this Agreement.

         h. Buyer shall execute 5-year employment agreement with Robert McClung as shown in Exhibit "D"

                                      VII.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby warrants and represents to Buyer that, as by the date hereof through the Closing Date, Seller is or shall be:

      1. Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to carry on its business as it is now being conducted.

      2. The sole owner of the Assets referenced and described in Exhibit "A" attached hereto with full right, power and authority to sell, lease or dispose of same, and that the Assets shall be conveyed or leased to Buyer free and clear of any debt, lien or other encumbrance whatsoever.

      3. To the extent relating to or affecting the Assets being conveyed or leased hereby, Seller will operate (up to the Closing Date) the Business in the usual and ordinary manner and has not:

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         a. Except as previously disclosed to Buyer, Seller has not borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) covering the Assets conveyed hereby;

         b. Except in the ordinary course of business and consistent with the past practice of Seller, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any of the Assets, or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims owed to Seller in connection with the Assets;

         c. Entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of the Assets (including management and control thereof), or requiring the consent of any party to the transfer and assignment of the Assets (including management and control thereof);

         d. Suffered any damages, destruction or losses or waived any rights of value which, in the aggregate, are material considering the Business;

         e. Other than in the ordinary course of business, made or permitted any amendment or termination of any contract, agreement or license to which it is a party or by which it or any of the Assets are subject;

         f. To the best of Seller's knowledge, incurred or become subject to any claim or liability for damages or alleged damages for actual or alleged negligence or other tort or breach of contract which is not fully covered by insurance underwritten by responsible insurers; and

         g. Except as previously disclosed to Buyer, Seller has not entered into, agreed to enter into, or consummated any other transaction other than in the ordinary course of business.

      4. Seller will maintain in a good and workmanlike manner all of the Assets and will continue to operate and manage said property in a reasonable and prudent manner.

      5. Except as previously disclosed to Buyer, Seller will keep all of the Assets in its recent condition and state of repair, reasonable wear excepted, and after the date of this Agreement, Seller will not enter into any lease, service, maintenance, or management agreement with respect to all or any portion of the Assets without the written consent of the Buyer.

      6. Seller (a) owes no obligations and has contracted no liabilities affecting the Business, (b) is not in breach or default of any agreement (i) affecting the Business or to which any of the Assets are subject, or (ii) which might affect the consummation of the purchase and sale described in this Agreement, which have not been made known to Buyer in writing.

      7. Seller is not conveying the Business or Purchased Assets in contemplation or anticipation of filing bankruptcy.

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

      8. To the best of Seller's knowledge, except as disclosed in writing to Buyer, (a) Seller has not incurred, and neither it nor any of the Assets are subject to, any liabilities or obligations (accrued, absolute, contingent or otherwise), other than unsecured trade accounts payable arising in the ordinary course of business, since May 1, 2003; and (b) there are no facts in existence on the date hereof and known to Seller that might reasonably serve as the basis for any material liabilities or obligations of Seller not disclosed in writing to Buyer.

      9. Except as previously disclosed to Buyer, to the best of Seller's knowledge, (a) all federal, state, county, local and other taxes, including, without limitation, income taxes, corporate franchise taxes, and sales and ad valorem taxes, due and payable by Seller on or before the Closing Date have been paid, and Seller has filed all tax returns and reports required to be filed by it with all such taxing authorities; (b) the liabilities for federal, state, county, local and other taxes reflected in the balance sheet represent reasonable and adequate provision for the payment of all accrued and unpaid federal, state, county, local and other taxes of Seller for all periods ending on or prior to September 31, 2001, whether or not disputed; and (c) no assessments of deficiencies have been made against Seller and no extensions of time are in effect for the assessment of such deficiencies.

      10. To the best of Seller's knowledge, (a) there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting Seller or any of the Assets, at law or in equity, or before or by any court or federal, state, municipal or other governmental department, commission, board, agency, or instrumentality; and (b) Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or to its business, property, or employees, and Seller is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

      11. Seller shall. execute and deliver, at Closing, such Bills of Sale, leases, assignments and other instruments deemed necessary or proper to transfer to Buyer all of the Assets being sold or leased pursuant to this Agreement, as is delineated in Section VI of this Agreement. All such documents shall be in form and substance satisfactory to Seller and Buyer.

      12. Seller shall prepare appropriate closing instructions directing payment, from the Purchase Price due Seller, of all such matters that need to be considered, such as applicable perorations, if any, which would pertain to the Assets covered hereunder, and any just claims against Seller received prior to the time set for consummation of the purchase and sale described in this Agreement, which should have the effect of reducing the Purchase Price.

                                     VIII.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby warrants and represents to Seller that:

      1. Buyer has had access to Seller's books and records and an opportunity to ask questions concerning the books, records, and Assets and Buyer has satisfied itself that the Business is consistent with its needs and expectations; and

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      2. Buyer has inspected the Assets of the Business, and has obtained a third party to inspect the Property and the Business and equipment used therein, and has found such property to be in good working condition, reasonable wear and tear accepted, and agrees to accept the same in its "as is" and " where is" condition.

      3. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted and to enter into and carry out the provisions of this Agreement.

      4. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the Articles of Incorporation or By-Laws of Buyer, violate any provision of any agreement or other obligation to which Buyer is a party or by which Buyer is bound or to which its assets are subject, or violate or result in a breach of, or constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which Buyer is subject.

      5. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of Buyer, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

                                      IX.
                                  RISK OF LOSS

      The Assets have been inspected by Buyer and will be accepted by Buyer as of the Closing Date in their "AS IS" and "WHERE IS" condition. The Assets will be delivered to Buyer on the Closing Date in their present condition, normal wear and tear accepted. Sellers makes no representations or warranties as to the condition of any of the Assets. All risks of ownership and loss as to the Assets, whether by fire, vandalism, theft, casualty, or otherwise shall remain with Seller until Closing, as well as all rights under Seller's casualty and property insurance. If any such destruction, loss or damages amounts to more than TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), Buyer may, at its option, terminate this Agreement. All risk of ownership and loss to the Assets, whether by fire, vandalism, theft, casualty, or otherwise will belong to Buyer after the Closing

                                       X.
                            ASSUMPTION OF LIABILITIES

      Other than as specifically set forth in this Agreement, Buyer shall not and does not assume any of Seller's liabilities, including, but not limited to, any liabilities to any employees of Seller, all taxes of any kind (including, without limitation, all income, franchise, excise and employment taxes, including any interest and penalties thereon), and liabilities arising under any suits, actions or proceedings against Seller or the Assets, and any other debts or contingencies or any other liabilities of Seller, whether fixed or contingent, and all such liabilities shall remain the sole obligations of Seller. From and after the Closing Date, Buyer shall and does assume any liability under any contracts for products and services currently in effect and outlined in Exhibit "E", such as telecommunication circuits, which contracts will be assigned to and

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

assumed by Buyer at Closing. Buyer agrees to and shall indemnify Seller against any default or penalty under these assumed contracts.

                                      XI.
                             COVENANT NOT TO COMPETE

      Buyer and Seller and Robert McClung , individually agree that for a period of two (2) years from and after the termination of employment of Robert McClung hereof (the "Restriction Period"), Seller and any stakeholders, interest holders, employees or family members of same (which shall be collectively referred to as seller in this section) shall not engage in the business of provisioning Internet services within a 150 mile radius of Fort Stockton, Texas, Blanco, Texas and Marble Falls, Texas as well as any markets entered into during the employment period of Robert McClung and any markets the Seller anticipated entering into during such tenure. (the "Restricted Area"). The term "Internet Services, as used herein, is defined as dial up Internet access, web hosting, broadband wireless Internet access, ISDN, DSL, Cable, and Satellite access, but not including services or access for Seller's personal or family use (including web hosting), and Internet-related consulting or network consulting, maintenance and support services, or systems administration. Further, during the Restriction Period, Seller shall not, directly or indirectly, whether individually or as an employee, contractor, agent, officer, director, or owner (directly or indirectly) of an ownership of any entity, engage in a business providing Internet Services in or to the Restricted Area. During the Restriction Period and within the Restricted Area, Seller further agrees that he shall not, either directly or indirectly, through any person, firm, association or corporation with which he is now, or may hereafter become, associated cause, induce or encourage any present or future employee of Buyer or of any of its affiliates to leave the employ of Buyer or any such affiliate to accept employment with it, with any such person, firm, association, or corporation, or with any business that conducts a business in competition with or similar to that to be conducted by Buyer. The foregoing agreement not to compete shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such agreement is operative, but any judgment of a court of competent jurisdiction may define the maximum territory of action subject to and restricted by this paragraph and the period of time during which such covenant is enforceable. Seller consents to the entry against him of injunctive relief in the event of his breach of this covenant.

                                      XII.
                       CONDITIONS AND OBLIGATIONS OF BUYER

      The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the following conditions:

      1. Buyer shall not have discovered any material error, misstatement, or omission in the representations or warranties made by Seller throughout the provisions of this Agreement.

      2. Affidavit of Seller. Buyer shall have received an affidavit of Seller reasonably satisfactory in form and content to Buyer's counsel to the effect:
(a) that Robert McClung is an owner of the Business with full and exclusive right to sell the Assets; (b) that the Agreement has been validly authorized and is binding obligation of Seller, (c) that the Assets being acquired by

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Buyer pursuant to this Agreement are (or shall be as of the Closing Date) free and clear of any liens and encumbrances, and Buyer shall receive good and indefeasible title from the Seller to the Assets as of the Closing Date; and (d) such other matters as Purchaser may reasonably require. In rendering such opinion, Buyer's counsel shall be entitled to rely as to factual matters upon certificates and other items attached to the affidavit and satisfactory to Buyer.

      3. Seller shall have fully complied with the provisions hereof.

                                     XIII.
                                 INDEMNIFICATION

      Other than as specifically set forth herein, Buyer agrees only to acquire the Assets of the Seller described herein and nothing herein shall be construed as an assumption by the Buyer of, all of the Seller's liabilities or obligations. It is specifically agreed that only certain liabilities as set out in Exhibit "B" will be assumed. Seller agrees to indemnify and hold and save Buyer free and harmless from any and all claims, demands, damages, suits, causes of action, lawsuits, liability, costs and expenses (including Buyer's attorney's fees in defending themselves as necessitated by such action) of any kind or character incurred in connection with, resulting from or on account of:

      1. All obligations or liabilities of the Seller not assumed by Buyer, in connection with the Business, for all periods prior to the Closing Date only;

      2. Any applicable federal, state, county, city, or other taxes of any nature whatsoever by Seller, incurred, accrued or relating to property owned or leased for all periods prior to Closing Date, other than those specifically assumed by Buyer herein; or

      3. Any violations, up to the Closing Date, of any federal, state, local or environmental laws, statutes or regulations applicable to the Business;

provided, however, (a) Seller's indemnity obligation set forth above shall remain in effect for a period not exceeding two (2) years from the Closing Date, and (b) the amount of such indemnity obligation hereunder shall be limited to the amount of the Purchase Price.

                                      XIV.
                                    EMPLOYEES

      Seller shall terminate employment of all employees of the Business effective as of the Closing Date. Seller will pay wages through May 31, 2003, and Buyer shall be responsible for the rehiring of all current employees pursuant to employment contracts thereafter. It is further agreed that all salaries, wages, vacation pay, sick leave pay, all other compensation of any form whatsoever will be fully and finally paid to all employees, independent contractors, agents and servants of the Seller, at Closing, at the sole risk, cost and expense of the Seller.


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

                                      XV.
                                     DEFAULT

      If either Seller or Buyer defaults in complying with any of the terms hereof, the non-defaulting party may terminate this Agreement and seek any relief as may be provided by law.

                                      XVI.
                               INVALID PROVISIONS

      If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws, such provision shall be fully severable, and the Agreement shall be construed and enforced as if such provision had never comprised a part of this Agreement, and the remainder of the Agreement shall not be affected by any such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

                                     XVII.
                               ARBITRATION CLAUSE

      Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or any claim or dispute between the parties to this Agreement, shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. All arbitration proceedings shall be held in Pecos County, Texas and all arbitrators shall be appointed by the current presiding judge of the 83rd Judicial District Court, Pecos County, Texas, or if he fails to make such appointments within 90 days after a notice demanding arbitration has been delivered, the arbitrators shall be appointed by the American Arbitrators Association under their rules.

                                     XVIII.
                            MISCELLANEOUS PROVISIONS

      1. This Agreement is performable in Fort Stockton, Pecos County, Texas, in accordance with the laws of the State of Texas.

      2. Each party hereto shall be responsible for its or their own legal expenses.

      3. Buyer acknowledges that this Agreement and its contents are not public and Buyer agrees to maintain the confidentiality, as best it can, pending Closing of this Agreement and all its terms, conditions and covenants.

      4. This Agreement, along with the Bill of Sale, the leases for the Blanco Property, the Marble Falls Property, and the Employment Agreement as well as the equipment list attached to Exhibits hereto, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, except by an instrument in writing, signed by the Buyer and the Seller.

      5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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      6. The paragraph captions in this Agreement are for the sake of convenience only and shall not in any way limit or be deemed to construe and interpret the terms and provisions hereof. All words herein in the neuter gender shall be deemed to include words in the male or female gender, and vice versa, whenever the context shall so require. Likewise, all words herein in the singular shall be deemed to include words in the plural, and vice versa, whenever the context shall so require.

                                      XIX.
              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      All statements contained herein, in any exhibit hereto, or in any certificate or other written instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Buyer, as the case may be. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder, or pursuant hereto, or in connection with the transactions contemplated hereby, shall survive the Closing and shall continue in effect thereafter for a period of two(2) years following the Closing Date, and Two (2) Years with regard to the Covenant Not to Compete.

                                      XX.
                                     NOTICES

      Whenever in this Agreement notice is required or permitted to be given by either party to the other, such notices shall be in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Buyer, to:
                  ------------------------

                  ------------------------


If to Seller, to: Wireless Frontier Internet, 104 West Callaghan St.
                  --------------------------------------------------
                  Fort Stockton, Texas  79735
                  ---------------------------

      Notices shall be deemed delivered when deposited in the United States mail as above provided. Changes of address by either party must be by notice to the other in the same manner as above specified.



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

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the 31st day of May, 2003.

                                    Seller:
                                    -------
                                    MOMENTUM ONLINE COMPUTER SERVICES, INC.



                                    By: /s/ Robert McClung
                                       --------------------------------------
                                       Robert McClung, President

                                    Buyer:
                                    ------
                                    WIRELESS FRONTIER INTERNET, INC.



                                    By: /s/ Jasper Knabb
                                       --------------------------------------
                                       Jasper Knabb, President

STATE OF TEXAS       ss.
                     ss.
COUNTY OF PECOS      ss.

      This instrument was acknowledged before me on this 31st day of May, 2003, by Robert McClung, PRESIDENT of MOMENTUM ONLINE COMPUTER SERVICES, INC.

                                    /s/ Tammy Huckaby
                                    ----------------------------------------
                                    Notary Public, State of Texas

STATE OF TEXAS       ss.
                     ss.                              [Notary Seal]
COUNTY OF PECOS      ss.

      This instrument was acknowledged before me on this 31st day of May, 2003, by JASPER KNABB, PRESIDENT of WIRELESS FRONTIER INTERNET, INC., a Texas corporation.

      [Notary Seal]

                                    /s/ Tammy Huckaby
                                    ---------------------------------------
                                    Notary Public, State of Texas



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